Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Dynamic Credit Opportunity Fund of our report dated April 23, 2025, relating to the financial statements and financial highlights which appears in Invesco Dynamic Credit Opportunity Fund’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “Other Service Providers - Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 25, 2025